Exhibit 99.2

Amgen Inc.

Reconciliation of "Adjusted" Earnings Per Share Guidance to GAAP

Earnings Per Share Guidance for the Year Ending December 31, 2007

2007
"Adjusted" earnings per share guidance—excluding stock option expense	$4.30

Known adjustments to arrive at GAAP earnings:
Amortization of acquired intangible assets, product technology rights (1)	(0.17)
Stock option expense (2)	(0.10 -0.12)
Amortization of acquired intangible assets, R&D technology rights (3)	(0.04)
Write off of deferred financing and related costs (4)	(0.03)
Write off the cost of a semi-completed manufacturing asset (5)	(0.02)
Other merger-related expenses (6)	(0.01)

GAAP earnings per share guidance	$3.91 -$3.93

(1)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex acquisition. The total 2007 non-cash charge is currently estimated to be approximately $296 million, pre-tax.

(2)	To exclude the estimated stock option expense associated with Amgen’s adoption of SFAS No. 123R.

(3)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets acquired with the Abgenix and Avidia acquisitions. The non-cash charge for 2007 is currently estimated to be approximately $71 million, pre-tax.

(4)	To exclude the pro rata portion of the deferred financing and related costs that were immediately charged to interest expense as a result of certain holders of the convertible notes due in 2032 exercising their March 1, 2007 put option and the related convertible notes being repaid in cash.

(5)	To exclude the impact of writing off the cost of a semi-completed manufacturing asset that will not be used due to a change in manufacturing strategy.

(6)	To exclude other merger related expenses incurred due to the Tularik, Abgenix and Avidia acquisitions.